UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                              Dynatech Corporation
                                (Name of Issuer)

                          Common Stock, $0.20 par value
                         (Title of Class of Securities)

                               CUSIP No. 268138104
                                 (CUSIP Number)

                                Thomas F. Steyer
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  May 21, 1998
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 35 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 268138104
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0- (See Schedule A)
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0- (See Schedule A)
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0- (See Schedule A)
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 % (See Schedule A)
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 35 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 268138104
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0- (See Schedule B)
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0- (See Schedule B)
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0- (See Schedule B)
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 % (See Schedule B)
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 35 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 268138104
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0- (See Schedule C)
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0- (See Schedule C)
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0- (See Schedule C)
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 % (See Schedule C)
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 35 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 268138104
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0- (See Schedule D)
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0- (See Schedule D)
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0- (See Schedule D)
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 % (See Schedule D)
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 35 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 268138104
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Tinicum Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         New York
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0- (See Schedule E)
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0- (See Schedule E)
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0- (See Schedule E)
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 % (See Schedule E)
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 35 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 268138104
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0- (See Schedule F)
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0- (See Schedule F)
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0- (See Schedule F)
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 % (See Schedule F)
---------======================================================================
   14    Type of Reporting Person*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 35 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 268138104
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Partners, L.L.C.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0- (See Schedules A-E)
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0- (See Schedules A-E)
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0- (See Schedules A-E)
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 % (See Schedules A-E)
---------======================================================================
   14    Type of Reporting Person*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 35 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 268138104
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Enrique H. Boilini
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         Argentina
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0- (See Schedules A-F)
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0- (See Schedules A-F)
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0- (See Schedules A-F)
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 % (See Schedules A-F)
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 35 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 268138104
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         David I. Cohen
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         South Africa
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0- (See Schedules A-F)
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0- (See Schedules A-F)
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0- (See Schedules A-F)
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 % (See Schedules A-F)
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 35 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 268138104
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Joseph F. Downes
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0- (See Schedules A-F)
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0- (See Schedules A-F)
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0- (See Schedules A-F)
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 % (See Schedules A-F)
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 35 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 268138104
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Fleur E. Fairman
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0- (See Schedules A-E)
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0- (See Schedules A-E)
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0- (See Schedules A-E)
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 % (See Schedules A-E)
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 35 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 268138104
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Jason M. Fish
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0- (See Schedules A-F)
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0- (See Schedules A-F)
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0- (See Schedules A-F)
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 % (See Schedules A-F)
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 35 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 268138104
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Andrew B. Fremder
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0- (See Schedules A-F)
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0- (See Schedules A-F)
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0- (See Schedules A-F)
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 % (See Schedules A-F)
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 35 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 268138104
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         William F. Mellin
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0- (See Schedules A-F)
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0- (See Schedules A-F)
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0- (See Schedules A-F)
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 % (See Schedules A-F)
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 35 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 268138104
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Stephen L. Millham
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0- (See Schedules A-F)
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0- (See Schedules A-F)
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0- (See Schedules A-F)
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 % (See Schedules A-F)
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 35 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 268138104
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Meridee A. Moore
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0- (See Schedules A-F)
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0- (See Schedules A-F)
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0- (See Schedules A-F)
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 % (See Schedules A-F)
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 17 of 35 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 268138104
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Thomas F. Steyer
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0- (See Schedules A-F)
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0- (See Schedules A-F)
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0- (See Schedules A-F)
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 % (See Schedules A-F)
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 18 of 35 Pages

      This Amendment No. 2 to Schedule 13D amends the Schedule 13D initially filed on April 2, 1998 (collectively, with all amendments thereto, the "Schedule 13D"). The Schedule 13D is being filed to reflect the conversion on May 21, 1998, of all of the Reporting Persons' Shares into the right to receive (a) $47.75 in cash and (b) 0.5 shares of recapitalized common stock, no par value, of the Company (the "Recapitalized Shares") pursuant to the Agreement and Plan of Merger, dated as of December 20, 1997, by and among CDRD Merger Corporation and the Company (the "Merger Agreement"). For further information regarding the Merger Agreement, see the Form 8-K filed by the Company with the Securities and Exchange Commission on January 6, 1998.

Item 2.  Identity and Background.

      Footnote One of the Schedule 13D is amended and restated in its entirety as follows:

      1 Of the Shares reported by FCMLLC on behalf of the Managed Accounts, 0 Shares (equal to approximately 0.0 % of the total Shares currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881. As a result of the transactions consummated pursuant to the Merger Agreement, the Absolute Return Fund of the Common Fund is now the beneficial holder of 9,500 Recapitalized Shares (equal to approximately 0.01% of the total number of Recapitalized Shares currently outstanding).

Item 3. Source and Amount of Funds and Other Consideration.

      Item 3 of the Schedule 13D is amended and supplemented by the following:

      The  net  investment  cost  (including   commissions)  is  approximately
$216,639  for the 4,400  Shares  acquired  by FCP since the  filing of the prior
Schedule 13D, approximately $448,040 for the 9,100 Shares acquired by FCIP since the filing of the prior Schedule 13D, approximately $83,706 for the 1,700 Shares acquired by FCIP II since the filing of the prior Schedule 13D, approximately $413,558 for the 8,400 Shares acquired by FCIP III since the filing of the prior
Schedule  13D,

                               Page 19 of 35 Pages
approximately $49,251 for the 1,000 Shares acquired by Tinicum since the filing of the prior Schedule 13D and approximately $979,792 for the 19,900 Shares acquired by the Managed Accounts since the filing of the prior Schedule 13D.

      The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained by some of the Managed Accounts at Goldman, Sachs & Co.; and (iii) with respect to FCP and Tinicum, from working capital and/or from borrowings pursuant to margin accounts maintained by FCP and Tinicum at Goldman, Sachs & Co. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 5. Interest in Securities of the Issuer.

      Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

            A. Farallon Capital Partners, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCP is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page and of each other cover page filed herewith as well as Footnote One hereto is calculated based upon the 16,864,434 Shares outstanding as of April 16, 1998, as reported by the Company in its Post-Effective Amendment No.1 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 30, 1998.

            (c) The trade dates, number of Shares purchased or sold and the price per Share for all purchases and sales of the Shares since the filing of the prior Schedule 13D are set forth on Schedule A hereto and are incorporated herein by reference. All of such transactions were open-market transactions. The transfer date and number of Shares transferred for each transaction since the filing of the prior Schedule 13D which is not a purchase or sale is set forth on Schedule A. All of such transfers were consummated pursuant to the Merger Agreement.

                               Page 20 of 35 Pages

            (d) FPLLC as General Partner has the power to direct the affairs of FCP, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC, and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

            (e) As of May 21, 1998, the Reporting Person is not the beneficial holder of any Shares. See Schedule A for the Reporting Person's holdings of Recapitalized Shares.

      B. Farallon Capital Institutional Partners, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP is incorporated herein by reference.

            (c) The trade dates, number of Shares purchased or sold and the price per Share for all purchases and sales of the Shares since the filing of the prior Schedule 13D are set forth on Schedule B hereto and are incorporated herein by reference. All of such transactions were open-market transactions. The transfer date and number of Shares transferred for each transaction since the filing of the prior Schedule 13D which is not a purchase or sale is set forth on Schedule B. All of such transfers were consummated pursuant to the Merger Agreement.

            (d) FPLLC as General Partner has the power to direct the affairs of FCIP, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

            (e) As of May 21, 1998, the Reporting Person is not the beneficial holder of any Shares. See Schedule B for the Reporting Person's holdings of Recapitalized Shares.

      C. Farallon Capital Institutional Partners II, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP II is incorporated herein by reference.

            (c) The trade dates, number of Shares purchased or sold and the price per Share for all purchases and sales of the Shares since the filing of the prior Schedule 13D are set forth on Schedule C hereto and are incorporated herein by reference. All of such transactions were open-market transactions. The transfer date and number of Shares transferred for each transaction since the filing of the prior Schedule 13D which is not a purchase or sale is set forth on Schedule C. All of such transfers were consummated pursuant to the Merger Agreement.

                               Page 21 of 35 Pages

            (d) FPLLC as General Partner has the power to direct the affairs of FCIP II, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

            (e) As of May 21, 1998, the Reporting Person is not the beneficial holder of any Shares. See Schedule C for the Reporting Person's holdings of Recapitalized Shares.

      D. Farallon Capital Institutional Partners III, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP III is incorporated herein by reference.

            (c) The trade dates, number of Shares purchased or sold and the price per Share for all purchases and sales of the Shares since the filing of the prior Schedule 13D are set forth on Schedule D hereto and are incorporated herein by reference. All of such transactions were open-market transactions. The transfer date and number of Shares transferred for each transaction since the filing of the prior Schedule 13D which is not a purchase or sale is set forth on Schedule D. All of such transfers were consummated pursuant to the Merger Agreement.

            (d) FPLLC as General Partner has the power to direct the affairs of FCIP III, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

            (e) As of May 21, 1998, the Reporting Person is not the beneficial holder of any Shares. See Schedule D for the Reporting Person's holdings of Recapitalized Shares.

      E. Tinicum Partners, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Tinicum is incorporated herein by reference.

            (c) The trade dates, number of Shares purchased or sold and the price per Share for all purchases and sales of the Shares since the filing of the prior Schedule 13D are set forth on Schedule E hereto and are incorporated herein by reference. All of such transactions were open-market transactions. The transfer date and number of Shares transferred for each transaction since the filing of the prior Schedule 13D which is not a purchase or sale is set forth on Schedule E. All of such transfers were consummated pursuant to the Merger Agreement.

                               Page 22 of 35 Pages

            (d) FPLLC as General Partner has the power to direct the affairs of Tinicum, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

            (e) As of May 21, 1998, the Reporting Person is not the beneficial holder of any Shares. See Schedule E for the Reporting Person's holdings of Recapitalized Shares.

      F. Farallon Capital Management, L.L.C.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCMLLC is incorporated herein by reference.

            (c) The trade dates, number of Shares purchased or sold and the price per Share for all purchases and sales of the Shares by the Managed Accounts since the filing of the prior Schedule 13D are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions. The transfer date and number of Shares transferred for each transaction since the filing of the prior
                  Schedule 13D which is not a purchase or sale is set forth on Schedule F. All of such transfers were consummated pursuant to the Merger Agreement.

            (d) FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham and Moore are managing members of FCMLLC.

            (e) As of May 21, 1998, the Reporting Person is not the beneficial holder of any Shares. See Schedule F for the holdings of each Managed Account with respect to the Recapitalized Shares.

      G. Farallon Partners, L.L.C.

            (a),(b) The information set forth in rows 7, 8, 9, 10, 11, and 13 of the cover page hereto for FPLLC is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

                               Page 23 of 35 Pages

            (e) As of May 21, 1998, the Reporting Person is not the beneficial holder of any Shares. See Schedules A-E for the number of Recapitalized Shares of which the Reporting Person may be considered the deemed beneficial owner. The Reporting Person disclaims any such deemed beneficial ownership.

      H. Enrique H. Boilini

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Boilini is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Boilini is a managing member of FCMLLC and FPLLC.

            (e) As of May 21, 1998, the Reporting Person is not the beneficial holder of any Shares. See Schedules A-F for the number of Recapitalized Shares of which the Reporting Person may be considered the deemed beneficial owner. The Reporting Person disclaims any such deemed beneficial ownership.

      I. David I. Cohen

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Cohen is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Cohen is a managing member of FCMLLC and FPLLC.

            (e) As of May 21, 1998, the Reporting Person is not the beneficial holder of any Shares. See Schedules A-F for the number of Recapitalized Shares of which the Reporting Person may be considered the deemed beneficial owner. The Reporting Person disclaims any such deemed beneficial ownership.

      J. Joseph F. Downes

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Downes is incorporated herein by reference.

            (c)   None.

                               Page 24 of 35 Pages

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Downes is a managing member of FCMLLC and FPLLC.

            (e) As of May 21, 1998, the Reporting Person is not the beneficial holder of any Shares. See Schedules A-F for the number of Recapitalized Shares of which the Reporting Person may be considered the deemed beneficial owner. The Reporting Person disclaims any such deemed beneficial ownership.

      K. Fleur E. Fairman

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fairman is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. Fairman is a managing member of FPLLC.

            (e) As of May 21, 1998, the Reporting Person is not the beneficial holder of any Shares. See Schedules A-E for the number of Recapitalized Shares of which the Reporting Person may be considered the deemed beneficial owner. The Reporting Person disclaims any such deemed beneficial ownership.

      L. Jason M. Fish

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fish is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Fish is a managing member of FCMLLC and FPLLC.

            (e) As of May 21, 1998, the Reporting Person is not the beneficial holder of any Shares. See Schedules A-F for the number of Recapitalized Shares of which the Reporting Person may be considered the deemed beneficial owner. The Reporting Person disclaims any such deemed beneficial ownership.

      M. Andrew B. Fremder

                               Page 25 of 35 Pages

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fremder is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Fremder is a managing member of FCMLLC and FPLLC.

            (e) As of May 21, 1998, the Reporting Person is not the beneficial holder of any Shares. See Schedules A-F for the number of Recapitalized Shares of which the Reporting Person may be considered the deemed beneficial owner. The Reporting Person disclaims any such deemed beneficial ownership.

      N. William F. Mellin

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Mellin is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Mellin is a managing member of FCMLLC and FPLLC.

            (e) As of May 21, 1998, the Reporting Person is not the beneficial holder of any Shares. See Schedules A-F for the number of Recapitalized Shares of which the Reporting Person may be considered the deemed beneficial owner. The Reporting Person disclaims any such deemed beneficial ownership.

      O. Stephen L. Millham

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Millham is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Millham is a managing member of FCMLLC and FPLLC.

                              Page 26 of 35 Pages

            (e) As of May 21, 1998, the Reporting Person is not the beneficial holder of any Shares. See Schedules A-F for the number of Recapitalized Shares of which the Reporting Person may be considered the deemed beneficial owner. The Reporting Person disclaims any such deemed beneficial ownership.

      P. Meridee A. Moore

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Moore is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Moore is a managing member of FCMLLC and FPLLC.

            (e) As of May 21, 1998, the Reporting Person is not the beneficial holder of any Shares. See Schedules A-F for the number of Recapitalized Shares of which the Reporting Person may be considered the deemed beneficial owner. The Reporting Person disclaims any such deemed beneficial ownership.

      Q. Thomas F. Steyer

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Steyer is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and FPLLC.

            (e) As of May 21, 1998, the Reporting Person is not the beneficial holder of any Shares. See Schedules A-F for the number of Recapitalized Shares of which the Reporting Person may be considered the deemed beneficial owner. The Reporting Person disclaims any such deemed beneficial ownership.

      The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Accounts are owned directly by the Managed Accounts. Each of Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham, Moore and Steyer may be deemed, as managing members of FPLLC and FCMLLC, to be the beneficial owner of all such Shares. Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. FCMLLC may be deemed to

                              Page 27 of 35 Pages
be the beneficial owner of all such Shares owned by the Managed Accounts. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer hereby disclaim any beneficial ownership of any such Shares.

                              Page 28 of 35 Pages

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: June 11, 1998

                           /s/ Thomas F. Steyer
                           ----------------------------------------
                           FARALLON PARTNERS, L.L.C.,
                           on its own behalf and as General Partner of
                           FARALLON CAPITAL PARTNERS, L.P.,
                           FARALLON CAPITAL INSTITUTIONAL
                           PARTNERS, L.P., FARALLON CAPITAL
                           INSTITUTIONAL PARTNERS II, L.P.,
                           FARALLON CAPITAL INSTITUTIONAL
                           PARTNERS III, L.P. and TINICUM PARTNERS, L.P. by Thomas F. Steyer,
                           Senior Managing Member


                           /s/ Thomas F. Steyer
                           ----------------------------------------
                           FARALLON CAPITAL MANAGEMENT, L.L.C.
                           By Thomas F. Steyer,
                           Senior Managing Member


                           /s/ Thomas F. Steyer
                           ----------------------------------------
                           Thomas F. Steyer, individually and as
                           attorney-in-fact for each of Enrique H.
                           Boilini, David I. Cohen, Joseph F. Downes,
                           Fleur E. Fairman, Jason M. Fish, Andrew B.
                           Fremder, William F. Mellin, Stephen L.
                           Millham, and Meridee A. Moore.


      The Powers of Attorney, each executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore, authorizing Steyer to sign and file this Schedule 13D on each person's behalf which were filed with Amendment No. 1 to the Schedule 13D filed with the SEC on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference.

                              Page 29 of 35 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                                 NO. OF SHARES
                                 PURCHASED (P)
                                  SOLD (S) OR             PRICE
       TRADE DATE               TRANSFERRED (T)          PER SHARE
                                                  (including commission)

        05/12/98                   1,500 (P)              $49.26
        05/13/98                   1,200 (P)              $49.25
        05/19/98                    500 (P)               $49.27
        05/20/98                   1,200 (P)              $49.18
        05/21/98                  273,500 (T)              N/A (2)

------------
      2 Such transfers represent the conversion of each Share into the right to receive (a) $47.75 in cash and (b) 0.5 Recapitalized Shares pursuant to the Merger Agreement. Pursuant to this transfer, the Reporting Person is now the beneficial holder of 136,750 Recapitalized Shares, which is equal to approximately 0.11 % of the total number of Recapitalized Shares currently outstanding.

                              Page 30 of 35 Pages

                                   SCHEDULE B

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                                NO. OF SHARES
                                PURCHASED (P)
                                  SOLD (S) OR              PRICE
       TRADE DATE               TRANSFERRED (T)          PER SHARE
                                                  (including commission)

        05/12/98                   2,100 (P)              $49.26
        05/13/98                   3,600 (P)              $49.25
        05/19/98                   1,000 (P)              $49.27
        05/20/98                   2,400 (P)              $49.18
        05/21/98                  301,000 (T)              N/A (3)

------------
      3 Such transfers represent the conversion of each Share into the right to receive (a) $47.75 in cash and (b) 0.5 Recapitalized Shares pursuant to the Merger Agreement. Pursuant to this transfer, the Reporting Person is now the beneficial holder of 150,500 Recapitalized Shares, which is equal to approximately 0.13 % of the total number of Recapitalized Shares currently outstanding.

                              Page 31 of 35 Pages

                                   SCHEDULE C

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.


                                NO. OF SHARES
                                PURCHASED (P)
                                 SOLD (S) OR               PRICE
       TRADE DATE               TRANSFERRED (T)          PER SHARE
                                                  (including commission)

        05/12/98                    500 (P)               $49.26
        05/13/98                    600 (P)               $49.25
        05/19/98                    200 (P)               $49.27
        05/20/98                    400 (P)               $49.18
        05/21/98                  43,700 (T)               N/A (4)

------------
      4 Such transfers represent the conversion of each Share into the right to receive (a) $47.75 in cash and (b) 0.5 Recapitalized Shares pursuant to the Merger Agreement. Pursuant to this transfer, the Reporting Person is now the beneficial holder of 21,850 Recapitalized Shares, which is equal to approximately 0.02 % of the total number of Recapitalized Shares currently outstanding.

                              Page 32 of 35 Pages

                                   SCHEDULE D

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                                 NO. OF SHARES
                                 PURCHASED (P)
                                  SOLD (S) OR              PRICE
       TRADE DATE               TRANSFERRED (T)          PER SHARE
                                                  (including commission)

        05/12/98                    700 (P)               $49.26
        05/13/98                   3,800 (P)              $49.25
        05/14/98                   1,500 (P)              $49.21
        05/19/98                   1,000 (P)              $49.27
        05/20/98                   1,400 (P)              $49.18
        05/21/98                  68,100 (T)               N/A (5)

------------
      5 Such transfers represent the conversion of each Share into the right to receive (a) $47.75 in cash and (b) 0.5 Recapitalized Shares pursuant to the Merger Agreement. Pursuant to this transfer, the Reporting Person is now the beneficial holder of 34,050 Recapitalized Shares, which is equal to approximately 0.03 % of the total number of Recapitalized Shares currently outstanding.

                              Page 33 of 35 Pages

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.


                                 NO. OF SHARES
                                 PURCHASED (P)
                                  SOLD (S) OR              PRICE
       TRADE DATE               TRANSFERRED (T)          PER SHARE
                                                  (including commission)

        05/12/98                    500 (P)               $49.26
        05/13/98                    300 (P)               $49.25
        05/19/98                    100 (P)               $49.27
        05/20/98                    100 (P)               $49.18
        05/21/98                  35,100 (T)               N/A (6)

------------
      6 Such transfers represent the conversion of each Share into the right to receive (a) $47.75 in cash and (b) 0.5 Recapitalized Shares pursuant to the Merger Agreement. Pursuant to this transfer, the Reporting Person is now the beneficial holder of 17,550 Recapitalized Shares, which is equal to approximately 0.01 % of the total number of Recapitalized Shares currently outstanding.

                              Page 34 of 35 Pages

                                   SCHEDULE F

                       FARALLON CAPITAL MANAGEMENT, L.L.C.


                                 NO. OF SHARES
                                 PURCHASED (P)
                                  SOLD (S) OR              PRICE
       TRADE DATE               TRANSFERRED (T)          PER SHARE
                                                  (including commission)

        05/12/98                   5,200 (P)              $49.26
        05/13/98                   4,500 (P)              $49.25
        05/19/98                   1,200 (P)              $49.27
        05/20/98                   2,400 (P)              $49.18
        05/21/98                  475,700 (T)              N/A (7)

        05/12/98                    100 (P)               $49.26
        05/13/98                    100 (P)               $49.25
        05/20/98                    100 (P)               $49.18
        05/21/98                  19,000 (T)               N/A (8)

        05/12/98                    900 (P)               $49.26
        05/13/98                    900 (P)               $49.25
        05/14/98                   1,500 (P)              $49.21
        05/19/98                   1,000 (P)              $49.27
        05/20/98                   2,000 (P)              $49.18
        05/21/98                  98,800 (T)               N/A (9)

------------
      7 Such transfers represent the conversion of each Share into the right to receive (a) $47.75 in cash and (b) 0.5 Recapitalized Shares pursuant to the Merger Agreement. Pursuant to this transfer, the Reporting Person may now be considered the deemed beneficial owner of the 237,850 Recapitalized Shares held by the first Managed Account, which is equal to approximately 0.20 % of the total number of Recapitalized Shares currently outstanding. The Reporting Person disclaims any such deemed beneficial ownership.

      8 Such transfers represent the conversion of each Share into the right to receive (a) $47.75 in cash and (b) 0.5 Recapitalized Shares pursuant to the Merger Agreement. Pursuant to this transfer, the Reporting Person may now be considered the deemed beneficial owner of the 9,500 Recapitalized Shares held by the second Managed Account, which is equal to approximately 0.01 % of the total number of Recapitalized Shares currently outstanding. The Reporting Person disclaims any such deemed beneficial ownership.

      9 Such transfers represent the conversion of each Share into the right to receive (a) $47.75 in cash and (b) 0.5 Recapitalized Shares pursuant to the Merger Agreement. Pursuant to this transfer, the Reporting Person may now be considered the deemed beneficial owner of the 49,400 Recapitalized Shares held by the third Managed Account, which is equal to approximately 0.04 % of the total number of Recapitalized Shares currently outstanding. The Reporting Person disclaims any such deemed beneficial ownership.

                              Page 35 of 35 Pages